Independent Auditor's Report



Board of Directors and Stockholders
REpipeline.com, Inc.
Dallas, Texas


We have audited the accompanying balance sheet of REpipeline.com, Inc. (a development stage company) as of June 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period August 16, 1999 (inception) through June 30, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REpipeline.com, Inc. at June 30, 2000 and the results of its operations and its cash flows for the period August 16, 1999 (inception) through June 30, 2000 in conformity with generally accepted accounting principles.



Turner Stone & Associates
/s/
Certified Public Accountants
August 23, 2000

                              REpipeline.com, Inc.
                         ( A DEVELOPMENT STAGE COMPANY )
                                  BALANCE SHEET
                                  JUNE 30, 2000

                                     Assets

Current assets:
          Cash                                                            23,659
          Advances to former employees                                    36,661
                 Total current assets                                     60,320

Property and equipment, at cost, less
     accumulated depreciation of $ 1,998                                   7,992

Other assets:
          Capitalized web site development costs,
               less accumulated amortization of $ 0         100,381
          Rental security deposit                            15,696      116,077


                                                                         184,389
                      Liabilities and Stockholders' Equity

Current liabilities:
          Accounts payable, trade                                         59,074
          Withholding taxes payable                                       19,238
                  Total current liabilities                               78,312

Commitments and contingencies                                                  0

Stockholders' equity:
          Common stock, $ .0001, 10,000,000 shares
               authorized, 5,561,834 shares issued and
               outstanding                                      556
          Preferred stock, $ .0001 par value, 2,000,000
               shares authorized, no shares issued and
               outstanding, no preferences determined             0
          Paid in capital in excess of par                  715,900
          Deficit accumulated during development stage     (610,379)
          Treasury stock, 3,909,267 common stock
          shares at $ 0 cost                                      0      106,077
                                                                         184,389


    The accompanying notes are an integral part of the financial statements.

                              REpipeline.com, Inc.
                         ( A DEVELOPMENT STAGE COMPANY )
                             STATEMENT OF OPERATIONS
           PERIOD AUGUST 16, 1999 ( INCEPTION ) THROUGH JUNE 30, 2000




Revenues                                                                  0

Costs and expenses:
          Web site development costs             164,201
          Marketing and promotion                 26,286
         Compensation and benefits                67,922
         General and administrative              349,972
         Depreciation and amortization             1,998            610,379

Loss from operations                                               (610,379)

Interest expense                                                          0

Loss before income taxes                                           (610,379)

Provision for income tax benefit

Net loss                                                           (610,379)






The accompanying notes are an integral part of the financial statements.


                              REpipeline.com, Inc.
                         ( A DEVELOPMENT STAGE COMPANY )
                        STATEMENT OF STOCKHOLDERS' EQUITY
           PERIOD AUGUST 16, 1999 ( INCEPTION ) THROUGH JUNE 30, 2000



                                        Common Stock         Additional
                                        ------------           Paid in    Accumulated     Treasury
                                 No. of Shs.       $         Capital         Deficit       Stock         Total
                                 -----------  -----------   -----------   -----------   -----------   -----------
Balance at August 16, 1999                0             0             0             0             0             0

Common stock issued in
   exchange for organizational
   services from founder          3,930,267           393                                                     393

Common stock issued in
   exchange for cash                675,169            68       642,101                                   642,169

Common stock issued in
   exchange for services            956,398            95        73,799                                    73,894

Common stock shares expunged
   from founder and held in
   treasury                      (3,909,267)                                                      0             0

Net loss                                                                     (610,379)                   (610,379)

Balance at June 30, 2000          5,561,834           556       715,900      (610,379)            0       106,077




    The accompanying notes are an integral part of the financial statements.

                              REpipeline.com, Inc.
                         ( A DEVELOPMENT STAGE COMPANY )
                             STATEMENT OF CASH FLOWS
           PERIOD AUGUST 16, 1999 ( INCEPTION ) THROUGH JUNE 30, 2000




Cash flows from operating activities:
          Cash received from customers
          Cash paid to employees                             (67,922)
          Cash paid to suppliers                            (387,860)
          Interest paid
          Income taxes paid
Cash used in operating activities                           (455,782)

Cash flows from investing activities:
          Purchase of property and equipment                  (9,990)
          Web development expenditures                      (100,381)
          Rental deposit advanced                            (15,696)
          Advances to former employees                       (36,661)

Cash used in investing activities                           (162,728)

Cash flows from financing activities:
          Proceeds from issuance of common stock             642,169
Cash provided by financing activities                        642,169

Net increase ( decrease ) in cash                             23,659

Cash at beginning of the year                                      0
Cash at end of year                                           23,659






    The accompanying notes are an integral part of the financial statements.

                              REpipeline.com, Inc.
                         ( A DEVELOPMENT STAGE COMPANY )
                             STATEMENT OF CASH FLOWS
           PERIOD AUGUST 16, 1999 ( INCEPTION ) THROUGH JUNE 30, 2000




                           Reconciliation of Net Loss
                           --------------------------
                      to Net Cash Flows Used in Operations
                      ------------------------------------


Net loss                                                             (610,379)

Adjustments to reconcile net loss to
  net cash flows used in operations:

     Depreciation and amortization                        1,998
     Common stock issued for services                    74,287
     Increase (decrease) in accounts payable             59,074
     Increase (decrease) in withholding taxes payable    19,238       154,597

Net cash used in operating activities                                (455,782)

Supplemental Disclosure of Non Cash
Investing and Financing Activities

Issuance of common stock in exchange for services                      74,287








    The accompanying notes are an integral part of the financial statements.

                              REpipeline.com, INC.
                         ( A DEVELOPMENT STAGE COMPANY )
                          NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and business
         -------------------------

The Company was incorporated in the state of Texas on June 8,2000. The Company is an Applications Service Provider (ASP) and Business Service Provider (BSP) for the commercial real estate industry. On July 10, 2000, the Company agreed to purchase the assets and assume the liabilities and shareholder's equity of RealEstate4Sale.com. RealEstate4Sale.com, ("RE4S") was incorporated in Colorado on August 17, 1999, and its purpose was to provide a commercial real estate listings on the Internet. However, the concept was too narrow for the marketplace, which requires a variety of services to the commercial real estate market over the Internet, which are best addressed by REpipeline.com. The company, currently in the development stage, anticipates its new website will be completed and ready for use in November 2000.

         Management estimates
         --------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include the capitalization of costs incurred to develop the Company's web site and the amortization of these costs over the estimated useful life of the web site ( Note 2 ).

         Cash flows
         ----------

For purposes of the statement of cash flows, cash includes demand and time deposits with maturities of less than three months. None of the Company's cash is restricted.

         Property and equipment
         ----------------------

Property and equipment are stated at cost less accumulated depletion and depreciation. Depreciation of property is equipment is being provided by straight line methods over estimated useful lives of five years.

         Web site development costs
         --------------------------

The Company accounts for its costs of developing its web site ( Note 2 ) pursuant to EITF Abstract No. 00-02. Pursuant to this pronouncement, all costs incurred for planning activities have been charged to expense. Costs incurred for development of the web site and its infrastructure are being capitalized and will be amortized using the straight line method over its estimated useful live of three years, beginning when the web site is available for use, which is anticipated to be in November 2000. Costs incurred to operate the web site will be charged to expense.

         Advertising costs
         -----------------

The Company's advertising costs, which consist primarily of printed materials, are charged to expense when incurred. For the period August 16, 1999 ( inception ) through June 30, 2000, advertising expenses totaled $19,837.

         Accounting for stock based compensation
         ---------------------------------------

SFAS No. 123, 'Accounting for Stock-Based Compensation', encourages entities to recognize compensation costs for stock-based employee compensation plans using the fair value method of accounting, as defined therein, but allows for the continued use of the intrinsic value method of accounting prescribed by APB Opinion No. 25, 'Accounting for Stock Issued to Employees'. The Company has adopted the intrinsic value method to account for its stock options and as such is not required to recognize compensation expense in the accompanying financial statements because the market value of the Company's common stock was less than the exercise price on the dates the options were granted.

2.  WEB SITE DEVELOPMENT

During the period August 16, 1999 ( inception ) through June 30, 2000, the RE4S purchased a web site domain name for $ 90,000. This web site allowed the RE4S to provide commercial listings of real estate properties over the Internet. However, the focus of these services was too narrow and was not accepted by the commercial real estate market, therefore the Company subsequently abandoned this web site and returned it to the seller, who forgave the remaining $ 64,000 balance owed on the purchase price. The actual payments made for this web site totaling $26,000, along with the operating costs, were charged to expense.

The RE4S website technology was discontinued and REpipeline's technology platform was launched June 1, 2000.

In connection with the development of REpipeline's website, the Company has capitalized $ 100,381 of development costs, which consist primarily of the internal labor costs of employees directly associated with the development activity and external direct costs of materials and services consumed during the development activity. These costs will be amortized over the three year estimated useful life of the web site beginning at the time the web site is available for use, currently anticipated to be in November 2000.

3.  LEGAL PROCEEDINGS/FORMER STOCKHOLDER

Many of the employees of the Company had previously been employees of RE4S. Tom Bailey, who was hired as President and CEO of RE4S on January 27, 2000, resigned his position as of May 1, 2000, citing a breach of Contract and failure to disclose the criminal background of Mr. Douglas Fonteno, the founder and acting officer of RE4S. Tom Bailey incorporated REpipeline.com, Inc., a Texas corporation subsequent to leaving as President of RE4S.

In April 2000, Mr. Fonteno was incarcerated for parole violation from a prior conviction of securities fraud. On April 28, 2000, the board of directors voted to expunge all shares of RE4S owned by Mr. Fonteno, his family members and/or affiliated companies, which were issued for inadequate consideration and proper approval by the Board of Directors. These shares, totaling 3,909,267, are currently held in treasury by a wholly owned nominee corporation to be reissued in the future to outsiders for corporate financing of the Company and /or acquisition.

Prior to his displacement from RE4S, Mr. Fonteno made numerous non interest bearing advances to himself and several entities controlled by him totaling $ 183,906. Although these advances have been written off as uncollectable in the accompanying financial statements, the Company is in the process of obtaining a Writ of Garnishment against Mr. Fonteno in the amount of $ 180,858 and will attempt to collect this amount. Any amount received in the future will be recorded as income.

4.  COMMITMENTS AND CONTINGENCIES

         Legal proceedings
         -----------------

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. As of this date, except for its legal proceedings against its founder ( Note 3 ), the Company is not a party to a lawsuit or other legal claims or contingencies. Management does not believe the outcome of its lawsuit with its founder will have an adverse effect on the Company's financial position, operating results or cash flows.

         Employment agreements
         ---------------------

On May 1, 2000, the Company entered into an employment agreement with George Thomas Bailey, its President/CEO. The agreement, which expires June 30, 2003, provides for annual compensation of $150,000 increasing to $225,000 after the Company raises $ 2 million in equity funding. In addition, the agreement provides a $200,000 signing bonus, payable after the above funding has been raised. The company has the option to pay half of the amount payable in common stock shares of the company valued at the bid price of the stock as of the effective date of the agreement. In the case of termination, the agreement provides for a 12 month salary severance package, reduced by 50% if the termination is for cause. The agreement provides for an equity bonus package if the Company completes its proposed merger with a public company ( Note 7 ) and if the Company achieves various goals as these goals are defined in the agreement. In the case of the Photonics merger, an option to purchase at $0.10 per share approximately 11,000,000 shares would be issued to Mr. Bailey.

In addition, this employment agreement provides qualified stock options for 500,000 of the Company's common stock at an exercise price of $ 0.10 per share (post merger). These options vest over the three year term of the employment agreement and automatically expire three years from the date they vest. Upon termination, all vested options must be exercised within 45 days or they expire and all non-vested options will be cancelled. Subject to the approval of the Photonic's shareholders.

         Leases
         ------

The Company is obligated under a non-cancelable operating sublease agreement for its office facilities, effective May 1, 2000 and expiring December 31, 2001. The agreement provides for a monthly rental payment of $ 5,232 and a three month security deposit. There is no option for renewal. Prior to May 1, 2000, the RE4S leased office space from its founder, a corporation of Mr. Fonteno ( Note 3 ) under a month to month agreement at $ 3,000 per month. Rent under this agreement totaled $ 15,000. At June 30, 2000, future minimum rental payments required under the terms of the above sublease agreement is as follows.

                     Year Ended June 30,                  Amount
                                --------
                             2001                          62,784
                             2001                          31,392
                             2003                               0
                                                         --------
                                                           94,176
                                                         ========

         Common stock to be issued
         -------------------------

The Company has agreed with three of its vendors to satisfy $ 36,250 of its accounts payable obligations through the issuance of 145,750 shares of its common stock. No specific time has been established for these shares to be issued.

5.  INCOME TAXES

The Company uses the accrual method of accounting for federal income tax reporting purposes. At June 30, 2000, the Company has a net operating loss carry forward for tax reporting purposes of approximately $ 580,000 which expires through the year 2010.

Deferred income taxes are recognized for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases of those assets and liabilities that will result in taxable or deductible amounts in future years. At June 30, 2000, pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized deferred tax assets and liabilities, the significant components of which are summarized below.

                Deferred tax assets:

                     Net operating loss carry forward         197,200

                Deferred tax liability:

                     Depreciation and amortization               (800)
                                                           ----------

                Gross deferred tax asset                      196,400

                Valuation allowance                          (196,400)
                                                           ----------

                Net deferred tax asset                              0
                                                           ==========

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company's effective tax rate for the period August 16, 1999 ( inception ) through June 30, 2000 is as follows:

                Tax expense ( benefit ) computed at statutory rate     (196,400)
                Valuation allowance increase                            196,400
                                                                    -----------

                Income tax expense ( benefit )                                0
                                                                    ===========

6.  FINANCIAL INSTRUMENTS

The Company's financial instruments, none of which are held for trading purposes and which potentially subject the Company to credit risks, consist of its cash and advances to its former employees.

         Cash
         ----

The Company maintains its cash in bank deposit and other accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is subject to any credit risks involving its cash.

         Advances to former employees
         ----------------------------

The Company's advances to its former employees are non interest bearing, due on demand and are secured by 28,186 shares of the Company's common stock issued to the former employees but held by the Company. Management believes this collateral will be sufficient to induce repayment of the advances and that it is not exposed to any significant credit risks affecting these advances and that these advances are fairly stated at estimated net realizable amounts.

7.  PROPOSED MERGER WITH PUBLIC COMPANY

On June 30, 2000, the Company entered into an agreement with an inactive, public California corporation whereby the stockholders of the Company would exchange their common stock shares for 85% of the outstanding common stock shares of the public company. The public company would survive the merger and the transaction would be accounted for as a reverse merger similar to a pooling of interests.

A condensed pro forma balance sheet of the combined companies, assuming the merger was effected June 30, 2000, is a follows.

              Assets
              Current assets                                         135,320
              Other assets                                           124,069
                                                                ------------
                                                                     259,389

                                  Liabilities & Equity
                                  --------------------
              Current liabilities                                  4,025,049
              Other liabilities                                            0
              Stockholders' equity                                (3,765,660)
                                                                ------------
                                                                     259,389

8.  STOCK OPTIONS

At May 1, 2000, pursuant to an employment agreement ( Note 4 ), the Company had granted 27,778 options to purchase the Company's common stock at an excise price of $ 1.00. The following pro forma information is required by SFAS No. 123 and is based on the fair value of the options estimated by management to be approximately $ .09 per share. Management's estimate of fair value is primarily based on the book value of the Company since no other recoverable form of value measurement is available.

              Pro forma net loss                                    (662,687)